EXHIBIT 16

April 30, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


We have read Item 4 of Form 8-K dated April 30, 1998, of Strategia
Corporation and are in agreement with the statements contained therein, except that we have no basis on which to agree or disagree with the statements contained in the third and fourth sentences of the third paragraph.

Regarding the registrant's statements concerning Ernst & Young LLP informing the Corporation and its Audit Committee of a material weakness in its policies, systems, procedures and internal controls necessary to assure that revenues, costs and loss contracts are properly recognized in the consolidated financial statements under the percentage of completion method of accounting for Year 2000 compliance consulting and program renovation services contracts, included in the first and last sentences of third paragraph of Item 4, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant's 1997 financial statements.

/s/ Ernst & Young LLP